UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 29, 2021
Date of Report (date of earliest event reported)

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia		1-31420	54-1821055
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway			23238
Richmond,	Virginia
(Address of Principal Executive Offices)			(Zip Code)
(804) 747-0422
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on June 7, 2019, CarMax, Inc. (the “Company”) and CarMax Auto Superstores, Inc. (the “Borrower”), and certain other subsidiaries of the Company, entered into a Credit Agreement (the “Credit Agreement” or “Agreement”) for an unsecured revolving credit facility with Bank of America, N.A., as a lender and as administrative agent, and the other lending institutions named therein (the “Lenders”).

On December 29, 2021, the Company and the Borrower entered into an amendment of the Credit Agreement (the “Amendment”) with the Lenders to exercise the accordion feature and to amend certain immaterial terms. The Amendment increases the aggregate commitments under the Credit Agreement by $550 million, from $1.45 billion to $2 billion, the maximum aggregate commitment available under the Credit Agreement. The Credit Agreement otherwise continues to operate under its existing terms and conditions in all material respects, including the scheduled termination date, which remains June 7, 2024 unless the Company exercises its option under the Credit Agreement to extend the maturity date for up to two one-year periods and such extensions are approved by the required lenders.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC.
(Registrant)

Dated: December 29, 2021	By: /s/ John M. Stuckey, III
John M. Stuckey, III
Vice President and Corporate Secretary